SMITH BARNEY INVESTMENT TRUST
                 SMITH BARNEY MID CAP CORE FUND


        June 1, 2004 through November 30, 2004

                      Trade                        Trade  %
Received   % of
Issuer                Date   Selling Dealer  Price Amount   by
Fund    Issue(1)

Build a Bear     10/27/04 CS First Boston     $20.000 $105,900
0.078%  0.46%A
Workshop

Calamos Asset    10/27/04 Merrill Lynch           18.000  79,470
0.025     0.50B
Management

Nalco Holdings   11/10/04 Goldman Sachs           15.000  679,350
0.102     0.12C


Nalco Holdings   11/10/04 Bank of America      15.000   67,950
0.010   0.12D
                      Securities

Portal Player   11/18/04  CS First Boston      17.000  162,605
0.153     0.64E





(1) Represents purchases by all affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.


A - Includes purchases of $134,100 by other affiliated funds and discretionary accounts.
B - Includes purchases of $10,530 by other affiliated funds and discretionary accounts.
C - Includes purchases of $145,650 by other affiliated funds and discretionary accounts.
D - Includes purchases of $757,050 by other affiliated funds and discretionary accounts.
E - Includes purchases of $78,795 by other affiliated funds and discretionary accounts.